EXHIBIT 23.1

CONSENT OF CHRISTOPHER ENERGY, LLC

As independent oil and gas consultants, Christopher Energy, LLC hereby consents to the incorporation by reference of all references to our firm and information from our reserves report dated May 16, 2011, included in or made a part of the North American Energy Resources, Inc. Annual Report on Form 10-K/A for the years ended April 30, 2012 and April 30, 2011 to be filed with the Securities and Exchange Commission on or about May 21, 2013.

/s/ Gary Christopher
CHRISTOPHER ENERGY, LLC

Tulsa, Oklahoma

May 21, 2013